Exhibit 99.1

CONTACT:

Brian Luque

(617) 863-5535

Investor Relations

bluque@invivotherapeutics.com

InVivo Therapeutics Receives SEC Notice of Closing of Inquiry

CAMBRIDGE, Mass. (Oct 22, 2015) — InVivo Therapeutics Holdings Corp. (NVIV) today announced it has received written notification from the Securities and Exchange Commission (SEC) that it has concluded its investigation of the Company, which, as the Company previously disclosed, sought information concerning statements related to the timing and completion of the clinical study of the Neuro-Spinal Scaffold™. The SEC said that it does not intend to recommend an enforcement action against the Company.

About the Neuro-Spinal Scaffold™

Following an acute spinal cord injury, the biodegradable Neuro-Spinal Scaffold is surgically implanted at the epicenter of the wound and is designed to act as a physical substrate for nerve sprouting. Appositional healing to spare spinal cord tissue, decreased post-traumatic cyst formation, and decreased spinal cord tissue pressure have been demonstrated in preclinical models of spinal cord contusion injury. The Neuro-Spinal Scaffold, an investigational device, has received a Humanitarian Use Device (HUD) designation and is currently being studied in an Investigational Device Exemption (IDE) pilot study for the treatment of patients with complete (AIS A) traumatic acute spinal cord injury.

About InVivo Therapeutics

InVivo Therapeutics Holdings Corp. is a research and clinical-stage biomaterials and biotechnology company with a focus on treatment of spinal cord injuries. The company was founded in 2005 with proprietary technology co-invented by Robert Langer, Sc.D., Professor at Massachusetts Institute of Technology, and Joseph P. Vacanti, M.D., who then was at Boston Children’s Hospital and who now is affiliated with Massachusetts General Hospital. In 2011, the company earned the David S. Apple Award from the American Spinal Injury Association for its outstanding contribution to spinal cord injury medicine. In 2015, the company’s investigational Neuro-Spinal Scaffold received the 2015 Becker’s Healthcare Spine Device Award. The publicly-traded company is headquartered in Cambridge, MA. For more details, visit www.invivotherapeutics.com.